Consent of Independent Registered Public Accounting Firm

We consent to use in this Post-Effective Amendment No. 3 on Form S-1 to Registration Statement (No. 333-182482) on Form S-4 of Tile Shop Holdings, Inc. of our report dated June 29, 2012 (except for Note 11, as to which the date is November 16, 2012), relating to our audit of Tile Shop Holdings, Inc. and Subsidiaries’ (formerly known as The Tile Shop, LLC and Subsidiary) consolidated financial statements as of December 31, 2010 and for each of the two years in the period ended December 31, 2010, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ McGladrey LLP

Minneapolis, Minnesota

November 16, 2012